UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2007

VANDA PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51863	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (240) 599-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) James B. Tananbaum, M.D., Ph.D. resigned from the registrant’s Board of Directors on June 5, 2007, effective immediately.

(d) To fill the vacancy on the Board created by Dr. Tananbaum’s resignation, and based upon the recommendation of the registrant’s Nominating/Corporate Governance Committee, the Board appointed Howard Pien, age 49, to the Board as a Class I Director with a term expiring at the 2010 annual meeting of stockholders. In connection with his appointment to the Board, on June 5, 2007 Mr. Pien was granted an option to purchase 35,000 shares of the registrant’s common stock at an exercise price of $21.39 per share. Such option will vest in equal monthly installments over a period of four years from the date of the grant, except that in the event of a change of control the option will accelerate and become immediately exercisable. Mr. Pien has been assigned to serve on the Compensation Committee of the Board in replacement of Dr. Tananbaum.

Mr. Pien and the registrant will also enter into an indemnification agreement requiring the registrant to indemnify Mr. Pien to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement will be in the form entered into with the registrant’s other directors and executive officers. This form is filed as Exhibit 10.11 to the registrant’s Registration Statement on Form S-1 (File No. 333-130759), as originally filed on December 29, 2005.

The Board of Directors has determined that Mr. Pien is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market.

Item 9.01.           Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1
Press release of Vanda Pharmaceuticals Inc. dated June 5, 2007 regarding the resignation of James B. Tananbaum, M.D., Ph.D.. from the registrant’s Board of Directors, and the appointment of Howard Pien to the Board of Directors.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ STEVEN A. SHALLCROSS
Name: Steven A. Shallcross
Title: Senior Vice President, Chief Financial Officer and Treasurer

Dated: June 5, 2007